EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-73083 and No. 333-75823) of Caterpillar Financial Services Corporation of our report dated January 23, 2002, except for Note 18, as to which the date is February 1, 2002, appearing on page 13 of this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

St. Louis, Missouri

March 1, 2002